GREAT-WEST LIFE & ANNUITY
INSURANCE COMPANY OF NEW YORK
A Stock Company
[489 Fifth Avenue, 28th Floor]
[New York, NY 10017]
[1-877-723-8723]

Contract Amendment

THIS AMENDMENT IS ISSUED BY GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY OF NEW YORK AS PART OF THE INDIVIDUAL FLEXIBLE PREMIUM VARIABLE ANNUITY CONTRACT (THE “CONTRACT”) TO WHICH IT IS ATTACHED. EXCEPT AS EXPRESSLY AMENDED BY THIS AMENDMENT, THE TERMS AND CONDITIONS OF THE CONTRACT SHALL REMAIN IN FULL FORCE AND EFFECT. IF THERE IS ANY CONFLICT BETWEEN THIS AMENDMENT AND THE CONTRACT, THE TERMS OF THIS AMENDMENT WILL PREVAIL.

1. The following Definition in Section 1 of the Contract is deleted and replaced with the following:

Annuitant (Joint Annuitant) - The person named in the application upon whose life the payout of an annuity is based and who will receive annuity payouts. The Annuitant will be the Owner unless otherwise indicated in the application. Joint Annuitants may be named in the application or any time before the Annuity Commencement Date, and must be one another’s Spouse as of the Effective Date. If you select a Joint Annuitant, ‘Annuitant’ means the older Joint Annuitant or the sole surviving Joint Annuitant. If you name a Contingent Annuitant, the Annuitant will be considered the ‘Primary Annuitant’. If an IRA custodian or trustee owns the Contract, the Underlying IRA Holder must be the Annuitant and if there are two Annuitants, the Joint Annuitant must be the Underlying IRA Holder’s Spouse and the designated beneficiary of the custodial or trusteed account.

2.           The definition of ‘Riders’ in Section 1 of the Contract is deleted and replaced with the following:

GLWB Riders - The Guaranteed Lifetime Withdrawal Benefit (GLWB) Riders issued by the Company that are initiated by allocating money to an Income Strategy Covered Fund.

3.  Section 5.01 (c) of Section 5 of the Contract is deleted and replaced with the following:

( c )

Each Contract Year you are allowed the number of free Transfers as shown in the Contract Data Page. We may impose a Transfer fee for each Transfer you make in excess of the free Transfers allowed. No Transfer fee will be charged for electronic Transfers made via a website; and

4.  Section 8.01 of Section 8 of the Contract is deleted and replaced with the following:

8.01 ENTIRE CONTRACT

This Contract, Contract Data Page, tables, Riders, Endorsements, and amendments, if any, form the entire Contract between the Owner and the Company. This entire Contract supersedes all prior representations, statements, warranties, promises and agreements of any kind, whether oral or written, relating to the subject matter of this Contract. Nothing is incorporated by reference unless a copy is endorsed upon or attached to the contract. All statements in the application, made by an Owner or the Annuitant, in the absence of fraud, will be considered representations and not warranties.

[Richard Schultz],	[Andra. S. Bolotin],
[Secretary]	[President and Chief Executive Officer]
J888AMEND